EXHIBIT 99.2

Results

contact: Investor Relations (949) 699-4804

THE WET SEAL, INC. ANNOUNCES

FISCAL 2003 THIRD QUARTER RESULTS

FOOTHILL RANCH, CA, November 20, 2003—Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported a net loss of $0.25 per share for the third quarter, ended November 1, 2003, in line with expectations. This compares with a net loss of $0.08 per share for the third quarter last year. For the nine-month period, the company posted a net loss of $0.99 per share, versus net income of $0.32 per diluted share for the corresponding prior year period.

Net sales for the third quarter totaled $136.1 million, compared with $144.5 million for the third quarter a year ago. For the current nine-month period, net sales totaled $385.8 million, compared with $447.3 million for the same period a year ago. Comparable store sales declined 10.2 percent in the current third quarter and 18.7 percent for the nine-month period, versus a comparable store sales decrease of 9.6 percent for the third quarter a year ago and a 0.2 percent decrease for last year’s nine-month period.

“We are pleased with the continuation of the month-over-month improvement in our sales trends, and are particularly encouraged by the progress we are making in building back to a positive transaction count at all three of our store concepts—Wet Seal, Arden B. and Zutopia,” said Peter D. Whitford, chief executive officer. “Leading the way with the most significant improvement was the Arden B. division, where the return to a more sophisticated assortment has been very well received. However, within the Wet Seal division, the positive trends in comparable store transaction counts continue to be more than offset by a lower average transaction size, due, at least in part, to markdown activity intended to clear goods in preparation for the holiday season.”

Whitford added, “As we enter the fourth quarter and the holiday season, we expect to see a continuation of the sequential improvement in our comparable store sales trend. Assuming same store sales decline between five and seven percent in the fourth quarter—with November being the weakest month and December and January showing progressive improvement—we would expect to record a loss for the quarter in the range of $0.16 to $0.21 per share. Gross margins are expected to continue to be impacted by the de-leverage of fixed costs over lower sales, while SG&A expenses should run well under last year’s rate, on both a dollar and percentage of sales basis.”

The company reported gross profit as a percentage of sales of 20.9 percent for the quarter and 18.5 percent for the nine-month period. This compares with 27.5 percent and 30.5 percent, respectively, for the third quarter and nine-month period a year ago. Approximately half of the third quarter percentage decline in gross margin was due to lower sales over which to leverage occupancy and buying costs. The other half of the margin shortfall from more historical levels reflected slimmer product margins, driven by a lower initial markup for selected items at the company’s Wet Seal stores, as well as by significant markdowns on remaining back-to-school merchandise.

Selling, general and administrative (SG&A) expenses in the current third quarter declined significantly to $40.4 million from $44.4 million in the same quarter last year. For the nine-month period, SG&A expenses totaled $118.0 million, compared with $123.3 million for the nine-month period of fiscal 2002.

At November 1, 2003, the company had cash and investments amounting to $69.3 million and no debt, ahead of the busier holiday selling period. Inventory at cost totaled $53.4 million at quarter end, 10 percent more per square foot than the comparable date last year, with a disproportionate amount of the dollar increase in Arden B. inventory.

Capital expenditures for the nine-month period were $12.7 million, reflecting costs associated with 30 new store openings and 20 store remodels during the period. This compares with capital expenditures of $36.2 million for the first nine months of last fiscal year, which included the opening of 58 new stores and various upgrades and remodels. The company believes that total capital expenditures for the current fiscal year will be less than $15 million.

During the third quarter, the company opened one Wet Seal store and three Arden B. stores, bringing the total number of stores in operation at the end of the quarter to 621, versus 610 a year ago. The company closed five Wet Seal/Contempo stores during the quarter. During the fourth quarter, the company is expecting to open one new Wet Seal store and close a total of sixteen Wet Seal and Arden B. stores, ending the year with 606 stores in operation.

The company will host a conference call at 9:00 a.m. Pacific Time today to further review these results. To listen to the call, please dial (888) 855-5487 and provide ID# 119260. A replay of the call will be available through November 27, 2003. To access the replay, please call (888) 203-1112 and provide the same ID number. Any questions regarding the conference call should be directed to the company’s investor relations department at (949) 699-4804.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of the date of this release, the company operates a total of 622 stores in 47 states, the District of Columbia and Puerto Rico, including 485 Wet Seal stores, 106 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

—tables to follow—

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

	Quarter Ended		Nine Months Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales	$136,133	$144,538	$385,787	$447,316
Gross Margin	28,476	39,741	71,498	136,520
S, G & A expense	40,420	44,427	118,022	123,291

Operating income (loss)	(11,944)	(4,686)	(46,524)	13,229
Interest income	364	688	1,189	2,591

Income (loss) before taxes	(11,580)	(3,998)	(45,335)	15,820
Provision (benefit) for income taxes	(4,053)	(1,499)	(15,867)	5,933

Net income (loss)	$(7,527)	$(2,499)	$(29,468)	$9,887

Net income (loss) per share, basic	$(0.25)	$(0.08)	$(0.99)	$0.33
Net income (loss) per share, diluted	$(0.25)	$(0.08)	$(0.99)	$0.32
Weighted average shares outstanding, basic	29,770,915	30,147,834	29,651,479	30,206,909
Weighted average shares outstanding, diluted	29,770,915	30,147,834	29,651,479	31,344,273

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

	November 1, 2003	February 1, 2003
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$1,305	$21,969
Short-term investments	47,432	39,237
Income tax receivable	18,662	11,561
Merchandise inventory	53,356	31,967
Other current assets	8,280	18,370

Total current assets	129,035	123,104
Property and equipment, net	103,709	109,781
Long-term investments	20,547	33,639
Goodwill, net	6,323	6,323
Other assets	8,325	11,778

Total assets	$267,939	$284,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable—merchandise	$38,994	$22,248
Accounts payable—other	10,297	13,827
Accrued liabilities	21,950	22,520

Total current liabilities	71,241	58,595
Deferred rent	9,641	9,315
Other long-term liabilities	3,192	5,392

Total long-term liabilities	12,833	14,707
Total stockholders’ equity	183,865	211,323

Total liabilities and stockholders’ equity	$267,939	$284,625

Note—Certain amounts in the cost of sales and selling, general and administration categories for the fiscal 2002 financial statements have been reclassified to conform with the fiscal 2003 presentation.